                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No. ____)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]   Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[_]   Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         MEDSTONE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                    Mark Selawski, Chief Financial Officer
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] Fee not required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------
    2)  Aggregate number of securities to which transaction applies:

    ---------------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ---------------------------------------------------------------------------
    4)  Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------
    5)  Total fee paid:

    ---------------------------------------------------------------------------

[_]     Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

        ---------------------------------------------
    2)  Form, Schedule or Registration Statement No.:

        ---------------------------------------------
    3)  Filing Party:

        ---------------------------------------------
    4)  Date Filed:

        ---------------------------------------------

                          MEDSTONE INTERNATIONAL, INC.
                                  100 Columbia
                                   Suite 100
                         Aliso Viejo, California 92656

                                _______________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on June 20, 2001

To the Stockholders of
Medstone International, Inc.

     The 2001 Annual Meeting of Stockholders of Medstone International, Inc., a Delaware corporation (the "Company"), will be held at the Company's headquarters, 100 Columbia, Suite 100, Aliso Viejo, California, on June 20, 2001 at 2:00 p.m., local time (the "Meeting"), for the following purposes:

     1. To elect a board of five directors of the Company to serve for the ensuing year and until their successors are duly elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2001; and

     3. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     THE FOREGOING ITEMS OF BUSINESS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

     The Board of Directors has fixed the close of business on April 23, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.

                                         By order of the Board of Directors,


                                         /s/ Mark Selawski
                                         Mark Selawski, Secretary

Aliso Viejo, California
May 8, 2001

                          MEDSTONE INTERNATIONAL, INC.

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Medstone International, Inc., a Delaware corporation (the "Company"), for use at the Company's 2001 Annual Meeting of Stockholders to be held on June 20, 2001, at 2:00 p.m., local time (the "Meeting") and at any and all adjournments and postponements of the Meeting. This Proxy Statement and the accompanying form of proxy are expected to be first mailed to stockholders on or about May 8, 2001.

PURPOSES OF THE ANNUAL MEETING

     The purposes of the Annual Meeting are: 1) to elect a board of five directors of the Company to serve for the ensuing year and until their successors are duly elected and qualified; 2) to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2001; and 3) to transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Mark Selawski, Secretary) a written notice of revocation or a fully executed proxy bearing a later date or by attending the Meeting and voting in person.

RECORD DATE AND VOTING SECURITIES

     Stockholders of record at the close of business on April 23, 2001 (the "Record Date") are entitled to notice of and to vote at the Meeting. At the Record Date, 4,198,220 shares of the Company's Common Stock were issued and outstanding (after deducting 1,544,450 shares held in Treasury).

SOLICITATION

     The costs of soliciting proxies will be paid by the Company. Proxies may also be solicited in person or by telephone, telegraph or cable by personnel of the Company who will not receive any additional compensation for such solicitation. The Company may reimburse brokers or other persons representing beneficial owners of stock for their expenses in forwarding solicitation materials to such beneficial owners.

QUORUM AND VOTING

     The holders of a majority of the shares of Common Stock outstanding on the record date and entitled to be voted at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and any adjournment thereof. Each stockholder is entitled to one vote for each share of Common Stock on any matter that may be presented for consideration and action by the stockholders at the Meeting.

     Unless otherwise directed by the stockholder on the proxy card, the persons named as proxies will vote the shares represented by each proxy FOR the nominees to be directors named herein and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

     Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of votes present and entitled to vote with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against Proposal 2.

     Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted as present or entitled to vote for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2001 Annual Meeting of Stockholders must be received by the Company no later than January 8, 2002 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting. Any such proposal received after March 24, 2001 will be considered untimely for purposes of the 2001 Annual Meeting and proxies delivered for the 2001 Annual Meeting will confer discretionary authority to vote on any such matter.

                                PROPOSAL ONE -
                             ELECTION OF DIRECTORS

VOTING PROCEDURE

      The authorized number of the Company's directors is currently fixed at five. All five directors will be elected at the Meeting to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Provided a quorum is present at the Meeting, the five nominees receiving the greatest numbers of votes will be elected. Each share entitles its holder to vote for five nominees and to cast one vote for any nominee.

NOMINEES FOR ELECTION

     Management's nominees for election as directors at the Meeting are set forth in the table below. Unless authority to vote for any directors is withheld in a proxy, it is intended that each proxy will be voted for such nominees. In the event that any of the nominees for directors before the Meeting become unavailable to serve, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominees as may be recommended by the Company's existing Board of Directors, unless other directions are given in the proxies. To the best of the Company's knowledge, all the nominees will be available to serve.


     Nominee                 Age   Principal Occupation
     -------                 ---   ---------------------------

     David V. Radlinski       56   Chairman of the Board and
                                   Chief Executive Officer of the Company

     Frank R. Pope            51   Executive Managing Director
                                   The Global Financial Group

     Donald J.  Regan         66   Chairman of the Board
                                   Advanced Biocatalytics Corporation

     Michael C. Tibbitts      53   Executive Vice President
                                   Quality System Solutions

     David A. Reed            68   President
                                   DAR Consulting Group

     Mr. Radlinski has been the Chairman of the Board and Chief Executive Officer of the Company since September 1995. He had been the President of the Company's subsidiary, Medstone International, Inc., and Chief Financial Officer and Secretary of the Company from January 1991 to September 1995. From July 1987 to January 1991, he was the Company's Executive Vice President of Finance, Chief Financial Officer and Secretary. From 1984 to 1987, he was Vice President of Finance and Chief Financial Officer of Printronix, Inc., a publicly-owned company which manufactured computer printers.

     Mr. Pope has been the Executive Managing Director of The Global Financial Group, a private fund management firm since April 2000. He is also Managing Director of Verdigris Capital, a private investment firm. From April 1981 to October 1996, Mr. Pope was a General Partner with Technology Funding, a venture capital investment firm. He was also the Executive Vice President, Chief Financial Officer and a director of Technology Funding Inc. Mr. Pope is a director of Breadcrumbs.com and a director and officer of Advanced BioCatalytics Corporation. Mr. Pope is a C.P.A. and a member of the California Bar. He has been a director of the Company since January 1991.

     Mr. Regan , an attorney, is currently the Chairman of the Board of Advanced Biocatalytics Corporation, a private biotech company, and a founder and director of Breadcrumbs, Inc., developer of a new search engine, a consultant to Kinsell, Newcomb & De Dios, Inc., a municipal securities investment banking firm, and is the president and a director of k. Biotech, Inc., a developmental biotech drug
company.   Mr. Regan has practiced securities, municipal finance, nonprofit corporation, real estate, and business transactions law for over thirty years. He has published several articles on securities law and served as a lecturer for the Practicing Law Institute. He has been a director of the Company since September 1995.

     Mr. Tibbitts is currently Executive Vice President of Quality System Solutions, a medical software company. From May 1991 to May 1999, he was Vice President of Gulf South Medical Supply, Inc., a medical supply distributor. Prior to joining that corporation, he was employed for 19 years by Johnson & Johnson in two divisions: Sterile Design (which manufactured and marketed kit packages) and Surgikos (which manufactured and marketed surgical supplies). He has been a director of the Company since May 1996.

     Mr. Reed, now retired, was formerly president and chief executive officer of St. Joseph Health System in Orange, California. He is the former Board Chairman of Mission Hospital Regional Medical Center in Mission Viejo, California. He also serves as a Board Chairman of PacifiCare Health Systems, a publicly traded company. He has been a director of the Company since August 1999.


COMMITTEES AND MEETINGS

     The Audit Committee of the Board of Directors currently consists of Messrs. Regan, Tibbitts and Pope. Each of the members of the Audit Committee is independent as defined in the rules of the National Association of Securities Dealers, Inc. for purposes of the listing requirements for NASDAQ issuers. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for the Company's audited financial statements and financial reporting processes. The charter for the Audit Committee, adopted by the Board of Directors, is included at the end of this Proxy Statement as Appendix A. In addition, the Report of the Audit Committee is set forth below.

     The Compensation Committee currently consists of Messrs. Regan and Pope. The Compensation Committee reviews salaries and other compensation of officers and employees of the Company and furnishes recommendations for compensation adjustments to the Board of Directors.

     The Stock Option Committee currently consists of Messrs. Pope and Tibbitts. The Stock Option Committee administers the Company's employee stock incentive plans.

     The Board of Directors has not established a standing nominating committee or other committee performing similar functions.

     During the Company's fiscal year ended December 31, 2000, there were 3 meetings of the Board of Directors, 4 Stock Option Committee meetings, 1 Audit Committee meeting and 1 Compensation Committee meeting. Messrs. Radlinski, Pope, Tibbitts, Regan and Reed attended 100% of these meetings applicable to them.


COMPENSATION OF DIRECTORS

     The Company currently compensates its outside directors, Messrs. Regan, Tibbitts, Pope and Reed, a $10,000 annual retainer, paid quarterly, and $1,000 per Board meeting for their services, and reimburses all directors for expenses incurred by them in connection with the Company's business.

     Under the Nonemployee Director Stock Option Plan which expired in June 1999, each new nonemployee director was automatically granted an option to purchase up to 5,000 shares as of the effective date of his or her first appointment to the Board or first election to the Board by the shareholders, whichever is earlier. Subject to acceleration of the option exercises in the event of certain events specified in the plan, including certain changes in control based on altered makeup of the Company's Board or stockholders, each such option becomes exercisable with respect to 1/60 of the shares issuable for each elapsed full month during the five-year period after its grant date during which the optionee remains on the Company's board. The exercise price of each option equals the fair market value of the underlying Common Stock on the date the option was granted. Each option will expire six years after its grant, except that the expiration will be extended until one year after the optionee's death if it occurs less than one year before the option's expiration date. An option granted under the plan is not transferable during the grantee's lifetime and must be exercised within one year following his or her death, or within 90 days after the grantee ceases to be a member of the Board for any other reason, and will only be exercisable to the extent it is exercisable on the date the grantee leaves the Board. Under this plan, Mr. Regan was granted 5,000 shares in September 1995 and Mr. Tibbitts was granted 5,000 shares in May 1996. Both grants have exercise prices of $6.375 after repricing of the options on August 13, 1998.

     Options to purchase 15,000 shares of Common Stock were issued to Mssrs. Pope, Regan and Tibbitts in November 1996 and have exercise prices of $6.375 after repricing of the options on August 13, 1998. The options are exercisable, after six months following their grant dates, in incremental amounts equal to 1/48 of the underlying shares for each elapsed calendar month during which the director remains on the Company's Board. The terms of the options are five years, subject to earlier termination related to the director no longer serving on the Board. Additionally, each such director was granted options under the Company's 1997 Stock Incentive Plan, on August 13, 1998 and June 24, 1999, for 4,000 shares at an exercise price of $6.375 and $7.375, respectively. These options are exercisable, after six months following their grant dates, in incremental amounts equal to 1/36 of the underlying shares for each elapsed calendar month during which the director remains on the Company's Board. The term of the options are four years, subject to early termination related to the director no longer serving on the Board.

     Upon his becoming a director in July 1999, Mr. Reed was granted an option under the 1997 Stock Incentive Plan to purchase up to 5,000 shares of Common Stock at an exercise price of $6.56 per share. Subject to acceleration of the option exercise in the event of certain events specified in the option agreement, including certain changes in control based on altered makeup of the Company's Board or shareholders, the option becomes exercisable, after six months following its grant date, with respect to 1/60 of the shares issuable for each elapsed full month during the five-year period after its grant date during which Mr. Reed remains on the Company's Board. The option term is six years, subject to early termination related to Mr. Reed no longer serving on the Board, but the option will be extended one year after his death if it occurs less than one year before the expiration date.

     Subject to certain exceptions set forth in the applicable plan or agreement provisions, the exercisability of the outstanding options held by the nonemployee directors will be accelerated, and the options will thereafter terminate, if there is a reorganization, merger or consolidation as a result of which the Company is not the surviving corporation or the Company's outstanding shares are changed into or exchanged for cash, property or securities not of the Company's issue, or if there is a sale of all or substantially all of the Company's assets. Such accelerations will not apply if appropriate provision is made in the transaction for the assumption of such options by, or the substitution of new options for such options covering the stock of, the surviving, successor or purchasing corporation or its affiliate.

VOTE REQUIRED AND RECOMMENDATION OF BOARD OF DIRECTORS

     The nominees receiving the highest number of affirmative votes of the shares entitled to be voted, up to the number of directors to be elected, shall be elected as directors. Votes withheld will be counted for purposes of determining the presence of a quorum for the transaction of business at the Meeting, but will have no other effect upon the election of directors.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES SET FORTH HEREIN.

                                  PROPOSAL TWO -
                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the year ending December 31, 2001, and recommends that the stockholders vote for the ratification of such appointment. In the event such ratification is not approved by the holders of a majority of the shares represented either in person
or by proxy, the Board of Directors will reconsider its selection.   Ernst &
Young LLP has audited the Company's financial statements since 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders and will have the opportunity to make statements if they so desire. The representatives also are expected to respond to appropriate questions from stockholders.

AUDIT FEES
----------

     Fees paid to Ernst & Young during 2000 totaled $125,550, all of which related to the annual audit of the Company's financial statements.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                              SECURITY OWNERSHIP

     The following table sets forth the number of shares of the Company's Common Stock known to the Company to be beneficially owned as of March 2, 2001 by each person who owns beneficially more than 5 percent of the outstanding shares of Common Stock, by each of the present directors and nominees fro director, by each of the executive officers named under Executive Compensation below and by all executive officers and directors of the Company as a group, and the percentage of the total outstanding shares of Common Stock such shares represented as of March 2, 2001.

                                              Number of Shares
                                               Beneficially      Percentage of
    Name and Address of Beneficial Owner          Owned(1)         Ownership
    ------------------------------------          --------         ---------
FMR Corp.                                           561,200             13.1%
    82 Devonshire Street
    Boston, MA 02109

Hathaway & Associates, Ltd.                         500,000             11.7%
    119 Rowayton Avenue
    Rowayton, CT 06853

David V. Radlinski(2)(3)                            390,833 (4)          8.5%
    100 Columbia, Suite 100
    Aliso Viejo, CA 92656

Dimensional Fund Advisors, Inc.                     363,700              8.5%
    1299 Ocean Ave., 11th Floor
    Santa Monica, CA 90401

Mark Selawski(3)                                     70,513 (5)          1.6%
    100 Columbia, Suite 100
    Aliso Viejo, CA 92656

Eva Novotny(3)                                       47,800 (6)          (11)
    100 Columbia, Suite 100
    Aliso Viejo, CA 92656

Donald J. Regan(2)                                   32,600 (7)          (11)
    462 Stevens Avenue, Suite 308
    Solana Beach, CA 92075

Michael C. Tibbitts(2)                               27,917 (8)          (11)
    100 Columbia, Suite 100
    Aliso Viejo, CA 92656

Frank R. Pope(2)                                     23,000 (9)          (11)
    3460 Baker St.
    San Francisco, CA 94123

David A. Reed(2)                                      1,750 (10)         (11)
    24681 La Plaza, Suite 240
    Dana Point, CA 92629

All executive officers and directors                592,663             12.4%
    as a group (7 persons)(12)

-----------------
(1) All such shares were held of record with sole voting and investment power, subject to applicable community property laws, by the named individual and/or by his wife, except as indicated in the following footnotes.
(2)  Director of the Company.
(3)  Executive officer of the Company.
(4) Includes 308,333 shares issuable upon exercise of presently outstanding stock options.

(5) Includes 66,333 shares issuable upon exercise of presently outstanding stock options.
(6) Includes 47,000 shares issuable upon exercise of presently outstanding stock options.
(7) Includes 26,000 shares issuable upon exercise of presently outstanding stock options.
(8) Includes 25,917 shares issuable upon exercise of presently outstanding stock options.
(9) Includes 21,000 shares issuable upon exercise of presently outstanding stock options.
(10) Includes 1,750 shares issuable upon exercise of presently outstanding stock options.
(11) Percentage information is omitted because the beneficially owned shares represent less than 1% of the outstanding shares of the Company's Common Stock.
(12) Includes 496,333 shares issuable upon exercise of presently outstanding stock options.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of the Company's other executive officers.

                         SUMMARY OF COMPENSATION TABLE

                                                                                  Long Term Compensation
                                                                            ----------------------------------
                                                                                    Awards             Payouts
                                                Annual Compensation         -----------------------    -------
                                         --------------------------------   Restricted   Securities
                                                             Other Annual     Stock      Underlying     LTIP      All Other
         Name and               Fiscal   Salary     Bonus    Compensation    Award(s)      Options     Payouts   Compensation
    Principal Position           Year    ($)(1)      ($)         ($)           ($)         (#)(2)        ($)         ($)
-----------------------------------------------------------------------------------------------------------------------------
David V. Radlinski                2000   250,000      ---           2,224      ---            ---        ---          ---
   Chairman of the Board          1999   250,000      ---           2,426      ---            ---        ---          ---
   and Chief Executive Officer    1998   219,135      ---           2,426      ---        350,000        ---          ---
-----------------------------------------------------------------------------------------------------------------------------
Mark Selawski                     2000   101,667    5,500             ---      ---            ---        ---          ---
   Chief Financial Officer,       1999   105,625      500             ---      ---            ---        ---          ---
   Vice President of Finance      1998    99,038      300             ---      ---         80,000        ---          ---
   and Secretary
-----------------------------------------------------------------------------------------------------------------------------
Eva Novotny                       2000   120,000    5,500             ---      ---            ---        ---          ---
   Executive Vice President       1999   120,000      500             ---      ---            ---        ---          ---
   of Sales and Marketing         1998   120,000      300             ---      ---         70,000        ---          ---

-----------------------------------------------------------------------------------------------------------------------------

-----------------
(1) In addition to the cash compensation shown in the table, executive officers of the Company may receive indirect compensation in the form of perquisites and other personal benefits. For each of the named executive officers, the amount of this indirect compensation in 2000, 1999 and 1998 did not exceed the lesser of $50,000 or 10% of the executive officer's total salary and bonus for that year.
(2)  Options to acquire shares of Common Stock granted or repriced.


Employment Agreements

     Mr. Radlinski - On August 13, 1998, the Company entered into an employment agreement with Mr. Radlinski to assure his continued service to the Company. The agreement runs for a term of five years, expiring on August 13, 2003. The agreement provides for a base salary of not less than $250,000 per year, subject to adjustments as authorized by the Board of Directors.

     Mr. Radlinski is also eligible for bonuses based on performance of the Company's Common Stock. The Common Stock's closing price must attain and remain at or above various levels, ranging from $11 to $21, for a period of 90 consecutive days. If these breakpoint prices are achieved within a set number of months, the longest which is 48 months, from the commencement of the contract, a cash bonus will be paid following the achievement period. Each breakpoint bonus can be earned separately if achieved within the stated achievement period, but each bonus can only be awarded once.

     Concurrent with the commencement of this agreement, the exercise prices of Mr. Radlinski's existing stock options to purchase up to 350,000 shares of the Company's Common Stock from $7.13 to $10.63 were reduced to equal $6.375 per share, the closing price per share of the Company's Common Stock on the commencement date as reported on the NASDAQ National Market System. Such option agreements were amended to provide that they shall become fully exercisable, regardless of any otherwise applicable vesting requirements, i) concurrently with any termination of Mr. Radlinski's employment by the Company without "Good Cause" (as defined), or ii) if there is an acquisition of substantially all of the Company's assets or business while he is still employed by the Company and he does not immediately enter into an employment agreement with a buying or surviving party in the transaction (a "change in control").

     If he is terminated without "Good Cause" or a change of control occurs within the first three years of the agreement, a severance payment of five times his then current base salary will be due and payable. If he is terminated without "Good Cause" or such a change of control occurs within the fourth year of the agreement, a severance payment of four times his then current base salary will be due and payable. If he is terminated without "Good Cause" or a change of control occurs within the fifth year of the agreement, a severance payment of three times his then current base salary will be due and payable.

     In addition to the preceding paragraph, if Mr. Radlinski is terminated without Good Cause in the first three years of this agreement, he will become a consultant to the Company for a period of five years following termination at a monthly compensation of $16,500 per month. If he is terminated without Good Cause in the fourth year of this agreement, he will become a consultant to the Company for a period of four years following termination at the same monthly compensation. If he is terminated without Good Cause in the fifth year of this agreement, he will become a consultant to the Company for a period of three years following termination at the same monthly compensation. The Company, during the consulting contract, shall provide term life insurance equivalent to the unpaid amount of the consulting fees as established above, payable to the beneficiary of his designation.

     Mr. Selawski and Ms. Novotny - On August 13, 1998, the Company entered into employment agreements with both Mr. Selawski and Ms. Novotny to assure their continued service to the Company. The agreements run for a term of three years, expiring on August 13, 2001. The agreements provide for a base salary of not less than $100,000 per year for Mr. Selawski and $120,000 per year for Ms. Novotny, subject to adjustments as authorized by the Board of Directors.

     Concurrent with the commencement of these agreements, the exercise prices of Mr. Selawski's existing stock options to purchase up to 80,000 shares of the Company's Common Stock from $7.13 to $9.68 were reduced to equal $6.375 per share, the closing price per share of the Company's Common Stock on the commencement date as reported on the NASDAQ National Market System. Ms. Novotny's existing stock options to purchase up to 70,000 shares of the Company's Common Stock at from $9.68 to $10.68 were reduced to equal $6.375 per share, the closing price per share of the Company's Common Stock on the commencement date as reported on the NASDAQ National Market System. Each such option agreement was amended to provide that it shall become fully exercisable, regardless of any otherwise applicable vesting requirements, i) concurrently with any termination of the officer's employment by the Company without Good Cause, or ii) if there is an acquisition of substantially all of the Company's assets or business while such officer is still employed by the Company and he or she does not immediately enter into an employment agreement with a buying or surviving party in the transaction. If the officer is terminated without "Good Cause" or such a change of control occurs within the term of the agreement, a severance payment of two times his or her then current base salary will be due and payable.


STOCK OPTION GRANTS DURING 2000

     No options were granted to the named executive officers during 2000.

STOCK OPTIONS HELD

     The following table provides information related to options exercised during 2000 and options held by the named executive officers at December 31, 2000.



                                                                Number of Securities            Value of Unexercised
                                                               Underlying Unexercised               In-the-Money
                                                               Options at FY-End (#)           Options at FY-End ($)(2)
                                                           ------------------------------   ------------------------------
                       Shares Acquired         Value
         Name          on Exercise (#)    Realized ($)(1)    Exercisable    Unexercisable   Exercisable      Unexercisable
--------------------   ----------------   ---------------    -----------    -------------   -----------      -------------
David V. Radlinski            ---               ---             295,000          55,000           ---                ---
Mark Selawski                 ---               ---              62,333          17,667           ---                ---
Eva Novotny                   ---               ---              42,334          27,666           ---                ---

--------------------------------
(1) The value is calculated based on the difference between the option exercise price and the market price for the Company's Common Stock on the exercise date, multiplied by the number of shares purchased. For this purpose, the surrender or withholding of shares to pay the exercise price is not taken into account.
(2) The closing price for the Company's Common Stock as reported by the National Association of Securities Dealers (NASD) on December 31, 2000 was $5.875. Value is calculated on the basis of the difference between the option exercise price and $5.875, multiplied by the number of shares of Common Stock underlying the option.


REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Committee

   The Company's Compensation Committee is composed of two nonemployee directors, Messrs. Frank R. Pope and Donald J. Regan. The Committee's primary responsibility is to establish executive officer compensation packages, including bonus programs and employee benefit plans. In addition, the Committee reviews management's proposed compensation packages for other officers and certain employees of the Company.

Compensation Philosophy

   The Committee's philosophy on executive officer compensation is to link executive pay with the Company's annual and long-term performance. The Committee firmly believes that it must establish compensation packages that are competitive with local and national medical device companies in order to attract, motivate and retain the highest caliber executives. In addition, the Committee aligns executive officer and shareholder interests by establishing compensation packages that create a direct link between compensation and shareholder return on investment.

Components of Executive Compensation

   The primary components of executive compensation are base salary and long-term equity incentives.

   Base Salary. The Committee's approach to base salary is to offer competitive salaries in comparison to other companies within the Company's industry, adjusted for the size of the Company, its stage of development and the level of responsibility, experience, performance and contribution of each executive officer to the Company's growth and profitability. The Committee annually reviews the executive officers' compensation packages and compares them to market compensation levels. The Committee may supplement this market information with input from experienced outside consultants to ensure that compensation levels are equitable and consistent with sound personnel practices.

   Long-Term Equity Incentives. Generally, the Company grants annual long-term equity incentives in the form of stock options to executive officers. The level of the annual stock awards is determined subjectively by the Committee and is based, in part, on the executive's contribution to the Company during the prior year, as well as the overall performance and growth of the Company.

   The stock options granted to executive officers typically vest over a period of 5 years, have a term of 6 years and are granted at fair market value. The vesting periods are designed to establish an executive's long-term affiliation with the Company and, by tying the exercise price to the Company's market valuation at the time the stock options are granted, to motivate executives to reach performance goals and increase shareholder value.

Chief Executive Officer Compensation

   To reward Mr. Radlinski for the Company's steady performance and in connection with the Company's consideration of acquisitions and other strategic alternatives aimed at more rapidly increasing shareholder value, during the third quarter of fiscal 1998 the Committee authorized a new compensation package for Mr. Radlinski. The new compensation package was specifically designed to reward Mr. Radlinski for optimizing the resources of the Company to promote increased rates of growth and to provide shareholders with tangible value. In designing the new compensation package, the Committee relied, in part, upon the advice of an outside consultant with considerable experience in the area of executive compensation.

   As described more fully under "Employment Agreements" above, Mr. Radlinski's compensation package provides for an annual base salary of not less than $250,000 and agreed severance payments. Mr. Radlinski is also eligible to receive performance-based cash bonuses that are tied directly to the performance of the Company's Common Stock. Finally, stock options to purchase an aggregate of 350,000 shares of the Company's Common Stock held by Mr. Radlinski with exercise prices from $7.13 to $10.63, including options to purchase 50,000 shares granted in 1998, were repriced as part of the general 1998 repricing of outstanding options to $6.375 per share, the fair market value of the Company's Common Stock on the date the new compensation arrangement was agreed to. Tying Mr. Radlinski's cash bonuses and option exercise prices directly to the performance of the Company's Common Stock was intended to create a strong "mutuality of interest" between Mr. Radlinski and the shareholders of the Company.

   No significant changes were made to Mr. Radlinski's compensation plan in 2000.


COMPENSATION COMMITTEE

Frank R. Pope
Donald J. Regan


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During 2000 Donald J. Regan and Frank R. Pope served as the members of the Company's Compensation Committee. Neither such individual is a current or former officer or employee of the Company or any of its subsidiaries. During 2000 there were no compensation committee interlocks between the Company and other entities involving Medstone executive officers serving as directors or members of compensation or similar committees of such other entities.

                     CERTAIN RELATIONSHIPS AND INVESTMENTS

CARDIAC SCIENCE, INC.

     During 1991, the Company was a party to the formation of Cardiac Science, Inc., for which the Company purchased 5,353,031 (pre-split) shares of common stock, for a cash payment of $.0016 per share. This purchase represented 77.3% of the outstanding stock. As of July 8, 1991, the Company distributed, as a dividend to its stockholders of record on that date, one share of Cardiac Science, Inc. stock for each share of Medstone stock held. The Company retained 629,768 (pre-split) shares of common stock of Cardiac Science, Inc.

     From 1991 through 1996, the Company performed various financings for Cardiac Science and received warrants to purchase Cardiac Science common stock. Due to exercise of warrants, common stock issued in lieu of interest and unsecured advances, the Company received 5,619,054 (pre-split) shares of Cardiac Science.

     In April 1997, Cardiac Science effectuated a 1 for 11.42857142 reverse stock split, reducing the Company's holdings to 546,772 shares.

     Since mid-1999, the Company has been actively selling its position in Cardiac Science, selling 55,105 shares for a gain of approximately $244,000 in 1999 and selling 304,667 shares for a gain of approximately $1,855,000 in 2000 and selling 73,000 shares for a gain of approximately $358,000 in January 2001. As of March 2, 2001, the Company held 114,000 shares of Cardiac Science common stock.

     Also during 1999, the Company, which held unexpired warrants to purchase 87,500 shares at $.011 each, sold these warrants for a cash price of $3.00 per share, resulting in a gain of approximately $262,000.

DIGITAL IMAGING SYSTEMS, INC.

     In 1998, the Company entered into a supply agreement with Digital Imaging Systems, Inc. ("DIS") for components integral in the Company's STS-T. The Company has purchased $300,000, or 300,000 shares, of DIS preferred stock, which represented a 14% ownership interest. DIS commenced shipments of the components to the Company as of January 1999. In 1999, the Company recorded an investment writedown of $300,000 for impairment as a result of its review of the realizable value of its investment in DIS shares.

K. BIOTECH

     In 1998, the Company was made aware of an opportunity to invest in a developmental biotech drug company catering to the members of the International Centre for Genetic Engineering and Biotechnology ("ICGEB"), a United Nations sponsored institute. k. Biotech purchased license agreements for formulas, developed by the ICGEB, for commercialization purposes in the Indian sub-continent as its primary market. The Company has purchased $325,000 of preferred stock to assist k. Biotech in establishing itself as a viable business entity. Two of the Company's directors, Mssrs. Pope and Regan, are investors in k.Biotech and Mr. Regan serves as k. Biotech's President. Additional funding from international sources is currently being evaluated.

CHINESE JOINT VENTURE

     The Company, along with Acuity International ("Acuity") and Phenix Optical Ltd ("Phenix"), a Chinese company, created a joint venture, in March 1998, to provide lithotripsy services to inland Chinese areas. Each entity was a 1/3 owner of the joint venture. The Company recognized a gain of $105,000 on its contribution of equipment to the joint venture in the first quarter of 1998, and recorded its investment of $92,000 as other assets. In December 1998, documents were drawn to turn ownership over to Phenix in return for delivery of optical products to both Acuity and the Company. In 1999, the Company received optical products in release of its share in the joint venture and final release documents were processed. The Company is carrying the value of the optical products at the remaining estimated fair value, based on the value established in the joint venture, for the quantity remaining from the remarketing efforts of the Company.

MEDICREDIT.COM, INC.

     In April 2000, the Company purchased common stock representing a 46% interest in Medicredit.com, Inc. ("Medicredit") for $1 million in cash. Medicredit, a California-based company, funds and service loans to physicians to finance elective surgeries in the cosmetic and cash paying sector of healthcare. Mssrs. Radlinski and Selawski serve on the Medicredit Board of Directors. Along with the cash investment in Medicredit, the Company also agreed to a line of credit of up to $2 million at the prime interest rate. As of March 2, 2001, the full $2 million credit line was outstanding to Medicredit and is reflected as long-term receivable from unconsolidated subsidiary in the Consolidated Balance Sheets of the Company.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Company is not aware of any director, officer or 10% shareholder who during 2000 failed to file on a timely basis any report regarding the Company's securities required by Section 16(a) of the Securities Exchange Act of 1934.

                         REPORT OF THE AUDIT COMMITTEE

     Our Committee has reviewed and discussed with the management of the Company the audited consolidated financial statements of the Company as of December 31, 1999 and 2000 and for each of the three years in the period ended on December 31, 1999 (the "Audited Financial Statements"). Management has primary responsibility for the Company's financial statements, internal controls and financial reporting process. The Company's independent auditing firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee's responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

     The Committee has discussed with the auditing firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee also has received from the auditing firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees) and has discussed with the auditing firm its independence from the Company.

     Based on the reviews of the Audited Financial Statements and discussions with management referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee's discussions with and written disclosures from the auditing firm further supported the decision so to include the Audited Financial Statements in the Annual Report.

     This Report does not constitute soliciting material and shall not be deemed filed as part of or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that this Report be treated as soliciting material or specifically incorporates this Report by reference therein.

          AUDIT COMMITTEE

          Frank R. Pope
          Donald J. Regan
          Michael C. Tibbitts

                                PERFORMANCE GRAPH

                Comparison of Five Year-Cumulative Total Returns
                             Performance Graph for
                          Medstone International, Inc.


                       [PERFORMANCE GRAPH APPEARS HERE]


        Company Index:  MEDSTONE INTERNATIONAL, INC. (Fiscal Year-end 12/31/00)
        Market Index:   NASDAQ Stock Market (US Companies)
        Peer Index:     Companies in the Self-Determined Peer Group: Candela
                        Corp., Prime Medical Services, Inc., MAII Holdings,
                        Inc., Trimedyne, Inc. and Healthtronics, Inc.

Total Returns Index for:        12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
------------------------        --------   --------   --------   --------   --------   --------
MEDSTONE INTERNATIONAL, INC.       100.0       70.2       98.8       62.5       45.2       56.0
NASDAQ Stock Market (US
 Companies)                        100.0      123.0      150.7      212.5      394.8      237.4
Self-Determined Peer Group         100.0      126.7      122.1       71.1      115.9       69.5

--------------------------
NOTES:  A.  The lines represent monthly index levels derived from compounded daily returns that include all dividends.
        B. The indexes are reweighed daily, using the market capitalization on the previous trading day.
        C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
        D.  The index level for all series was set to $100.00 on 12/31/95.

                                 OTHER MATTERS

  The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Meeting. Should any other matters properly come before the Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.


                                 ANNUAL REPORT

  The Company's 2000 Annual Report to Stockholders is being mailed to stockholders concurrently with this Proxy Statement, but such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED UPON WRITTEN REQUEST TO THE COMPANY'S SECRETARY, MR. MARK SELAWSKI, AT MEDSTONE INTERNATIONAL, INC., 100 COLUMBIA, SUITE 100, ALISO VIEJO, CALIFORNIA 92656.


                                                  FOR THE BOARD OF DIRECTORS,


                                                  /s/ Mark Selawski
                                                  Mark Selawski, Secretary

Aliso Viejo, California
May 8, 2001


      STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES ON, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                   APPENDIX A

                            AUDIT COMMITTEE CHARTER

     This charter governs the operations of the Audit Committee of the Board of Directors of Medstone International, Inc. The Committee shall review and reassess the adequacy of this charter at least annually and obtain the approval of the Board.

MEMBERSHIP

     The Committee shall be appointed by the Company's Board of Directors and shall be comprised of at least three directors, each of whom shall be independent as defined in the rules of the National Association of Securities Dealers, Inc. for purposes of the listing requirements for NASDAQ issuers. Accordingly, a member of the Committee shall not be a director who: (a) is an officer of the Company or its subsidiaries; (b) is employed by the Company or any of its affiliates for the current year or any of the past three years; (c) accepts any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan or non-discretionary compensation; (d) is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer; (e) is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed 5% of the Company's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; (f) is employed as an executive officer of another entity where any of the Company's executives serve on that entity's compensation committee; or (g) has any other relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. However, one director who does not meet the requirements of the two preceding sentences, and is not a current employee or an immediate family member of such an employee, may be appointed to the Committee if the Board of Directors, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and its shareholders, and the Board discloses, in the next proxy statement of the Company subsequent to the determination, the nature of the relationship and the reasons for that determination. Each member of the Committee must also be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement, or will become able to do so within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES

     The primary purpose and responsibility of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for the Company's financial reporting processes. The Company's management is responsible for preparing the Company's financial statements and for the Company's internal controls and financial reporting procedures, and the outside auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards. The Company's financial management and the outside auditors, have more time and knowledge and more detailed information of the Company than does the Committee. Consequently, the Committee's role is one of oversight and it does not provide any expert assurance or certification as to the Company's financial statements or the work of the outside auditors or the financial management. However, the outside auditors and the Company's financial management are ultimately accountable to the Board of Directors and the Committee, as representatives of the shareholders. The Board and the Committee shall give direction to and monitor the activities of management and the Company's financial personnel. They shall also have the authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors.

PROCESSES

     The following functions, to be performed at least annually, shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The Committee may supplement these processes as appropriate.

     1. The Committee shall review and discuss with management the Company's audited financial statements.

     2. The Committee shall review and recommend to the Board the selection of the Company's outside auditors.

     3. The Committee shall ensure its receipt from the outside auditors of a formal written statement delineating all relationships between them and the Company, consistent with Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees), shall actively engage in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors, and shall take, or recommend that the full Board of Directors take, appropriate actions to oversee the independence of the outside auditors.

     4. The Committee shall discuss with the outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     5. The Committee shall discuss with management and the outside auditors the adequacy of the Company's internal controls.

     6. The Committee, based on or supported by the reviews and discussions referred to above, shall make a recommendation to the Board of Directors as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

     The Committee, as its deems appropriate, shall be empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and may retain outside counsel or other experts for this purpose.

   PROXY                  MEDSTONE INTERNATIONAL, INC.
                            100 Columbia, Bldg. 100
                             Aliso Viejo, CA 92656

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints David V. Radlinski and Mark Selawski, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of Common Stock of MEDSTONE INTERNATIONAL, INC. held of record by the undersigned on April 23, 2001 at the Annual Meeting of Stockholders to be held on June 20, 2001, and at any adjournments thereof.

                        DIRECTORS RECOMMEND A VOTE "FOR"

1. Election of Directors

    [_] FOR                            [_] WITHHOLD AUTHORITY
        all nominees listed below          to vote for all nominees listed below
        (except as marked to the
        contrary below)

  (Instructions: To withhold authority to vote for any individual nominee, line through or otherwise strike out the nominee's name below.)

               David V. Radlinski, Frank R. Pope, Donald J. Regan,
                       David A. Reed and Michael Tibbitts

   ____________________________________________________________________________

2. Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2001.

                      [_] FOR   [_] AGAINST   [_] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting in accordance with applicable rules.

                     (IMPORTANT--PLEASE SIGN ON OTHER SIDE)



                          (Continued from other side)

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

                                  Dated:_________________________________, 2001

                                  _____________________________________________
                                                   (Signature)

                                  _____________________________________________
                                                   (Signature)

                                  Please sign exactly as name appears hereon.
                                  When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other company authorized officer. If a partnership or limited liability company, please sign in partnership name by authorized person.

                                  [_] I PLAN TO ATTEND THE MEETING

                PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                  CARD PROMPTLY USING THE ENCLOSED ENVELOPE.